Exhibit 10.2

Phone: 513-985-1920 Fax: 513-985-0999 www.aerpio.com	Aerpio Pharmaceuticals, Inc. 9987 Carver Road, Suite 420 Cincinnati, OH 45242

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (this “Agreement”) is made as of April 1, 2021 (the “Effective Date”), by and between Kevin G. Peters, MD (“Consultant”), and Aerpio Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 9987 Carver Road, Suite 420, Cincinnati, Ohio 45242 (“Aerpio” or the “Company”), each individually a “Party” and collectively “the Parties”. Notwithstanding anything to the contrary herein, this Agreement shall be void ab initio if Consultant fails to comply with the Transitional Services and Separation Agreement dated February 9, 2021 between Consultant and the Company (the “Transitional Services and Separation Agreement”) prior to the Effective Date, as determined by the Company in its sole discretion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Transitional Services and Separation Agreement.

WHEREAS, Consultant was previously employed by the Company;

WHEREAS, Consultant has expertise in scientific discovery and translational development; and

WHEREAS, Aerpio desires to retain Consultant as an independent contractor, and Consultant desires to be engaged by Aerpio, to perform certain consulting services pursuant to the terms and conditions of this Agreement.

Now, therefore, the Parties agree as follows:

1.	CONSULTING SERVICES

1.1

Subject to the terms and conditions set forth herein, Aerpio hereby engages Consultant, and Consultant accepts such engagement, to provide consulting services to be performed by Consultant on an as-needed basis on behalf of Aerpio as generally described on Exhibit A attached hereto (the “Services”). The Company presently anticipates that it will request that Consultant performs no more than eight (8) hours per week of Services, although the actual number of hours or Services requested by the Company in a given week may be more or less than eight (8) hours. Prior to exceeding eight (8) hours of Services in a given week, Consultant is required to obtain written approval from the Company’s President and/or VP of Finance. Consultant agrees to faithfully, industriously, and to the best of Consultant’s ability, experience and talent, perform the Services.

1.2	Consultant will provide Services at such times and locations as Aerpio requests.

1.3

Consultant shall not have any authority to assume or create any obligation, express or implied, on behalf of Aerpio and Consultant shall not have the authority to represent itself as an agent or employee of Aerpio. Consultant shall not have any authority to delegate the Services or engage other persons or entities to assist in carrying out Consultant’s responsibilities in connection with this Agreement, unless otherwise agreed to in writing by Aerpio.

2.	COMPENSATION

2.1	In consideration of Consultant’s performance of the Services, Aerpio shall pay Consultant a consulting fee as set forth on Exhibit A. Consultant shall invoice Aerpio monthly for Services rendered.

2.2

During the term of this Agreement, Consultant shall continue vesting in Consultant’s outstanding stock options, subject to the terms of the Equity Documents. For the avoidance of doubt, Consultant’s incentive stock options will convert to non-qualified stock options if Consultant enters into the Consulting Services Agreement. Consultant is advised to consult a tax advisor with any questions. Consultant shall cease vesting in all stock options upon termination of this Agreement. As described in Section 8 of the Transitional Services and Separation Agreement, the two-year exercise period for the May 2019 Grant will commence upon termination of this Agreement.

2.3	The compensation described in Sections 2.1 and 2.2 shall constitute full payment for Services to Aerpio during the term of this Agreement.

2.4

Aerpio agrees to reimburse Consultant for reasonable costs and expenses incurred by Consultant in the performance of Services at the request of and on behalf of Aerpio, including expenses for travel by Consultant on behalf of Aerpio, and expenses for meals and lodging incurred by Consultant on behalf of Aerpio, provided that any expenses in excess of $500.00 (“Threshold Amount”) must be pre-approved by Aerpio. Consultant shall provide Aerpio with monthly bills for such costs and expenses, accompanied by appropriate documentation thereof. Such expense reimbursement shall be made by Aerpio within thirty (30) working days following receipt from Consultant and approval by Aerpio of such bills with appropriate documentation for such costs and expenses. Aerpio shall have no obligation to reimburse Consultant for any expenses in excess of the Threshold Amount that were not approved in advance.

3.	INDEPENDENT CONTRACTOR

In all matters relating to this Agreement, Aerpio and Consultant mutually understand and agree that Consultant shall be at all times acting and performing as an independent contractor. Nothing in this Agreement is intended to create an employer/employee relationship or a joint venture relationship between the Parties. Consultant shall not be entitled to any Aerpio employee benefits, including, but not limited to, unemployment compensation, health benefits, retirement benefits, insurance, profit sharing, vacation, workers’ compensation, sick leave and/or disability leave, and paid holidays. Consultant shall be obligated and solely responsible for any and all federal, state, and local taxes, unemployment insurance, social security or Medicare withholdings and any other self-employment obligation.

4.	INTELLECTUAL PROPERTY

4.1

Consultant agrees that all Inventions (as defined below) which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the time period of Consultant’s engagement hereunder, or derived from conceptions or ideas prior to Consultant’s engagement that are related to Services, shall be the sole property of Aerpio to the maximum extent permitted by law. “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how, data, and other technical or business innovations, whether or not patentable or copyrightable. Consultant agrees to assign and does hereby assign to Aerpio all right title and interest to such Inventions.

4.2

Consultant agrees that any copyrightable work created by Consultant under this Agreement shall be considered a work made for hire for purposes of Aerpio’s rights under copyright laws and shall be the property of Aerpio as author and owner of the copyright.

4.3

Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by Aerpio to permit and assist it, at Aerpio’s expense, in further evidencing and perfecting the assignments made to Aerpio under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Aerpio and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements related to the Services with the same legal force and effect as if executed by Consultant.

4.4

Consultant agrees to keep and maintain complete and current written records of all work done, including, without limitation, all raw data, laboratory work sheets, samples, Inventions related to any of the Services performed hereunder by Consultant. Such records shall be separate and dedicated solely to the Services performed hereunder. During the term of this Agreement and, until the expiration of five (5) years after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon request by Aerpio, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant. The records shall be and remain the sole property of Aerpio at all times.

4.5

Consultant further agrees that Consultant remains subject to the terms of Consultant’s Restrictive Covenants Agreement, which remains in full force and effect, subject to the terms of the Transitional Services and Separation Agreement.

5.	CONFLICTS OF INTEREST

5.1

Consultant represents and warrants that this Agreement will not interfere or conflict with any other contractual obligation Consultant may have and that Consultant is free to disclose any information that Consultant will furnish to Aerpio in connection with providing Services.

5.2

Consultant agrees that, if Consultant enters into an agreement with another entity which is in the same or similar line of business as Aerpio or a competitor of Aerpio, such agreement will constitute a conflict of interest with this Agreement and Consultant shall promptly notify Aerpio of such conflict in writing. Aerpio may, at its option, elect to terminate this Agreement upon receipt of Consultant’s notice by, and upon, giving notice of such election to Consultant.

6.	NON-DISCLOSURE

6.1

Consultant acknowledges that in the course of performing Services under this Agreement, Consultant may receive, develop, observe or have access to the confidential, proprietary and trade secret information of Aerpio as well as of any other companies which may be the subject of or involved in Consultant’s Services and the performance of such Services hereunder, which for purposes of this Agreement shall be used in the ordinary sense and shall include all technical, personnel and business information of Aerpio and any such companies (collectively, “Confidential Information”). Examples of Confidential Information include, but are not limited to, customer lists, manufacturing processes, chemical formulae, protein or nucleic acid sequence information, formulations, technology, intellectual property strategies, marketing strategies and development strategies.

6.2

Consultant agrees that Consultant will treat all information received, observed or developed by Consultant, or to which Consultant has access, in the course of performing this Agreement, as Confidential Information. All Confidential Information is and shall remain the sole and exclusive property of Aerpio. Consultant agrees that Consultant will maintain the Confidential Information in strict confidence and will not use, publish or otherwise disclose any Confidential Information, either during or after this Agreement, without Aerpio’s prior written consent, except as may be necessary in the ordinary course of performing the Services. Consultant agrees that it will not disclose to Aerpio any information that is proprietary or confidential to Consultant or any third party.

6.3

These obligations shall not apply, however, to any Confidential Information that subsequently enters the public domain, other than possession obtained by way of a violation of the confidentiality obligations contained in this Agreement or an agreement binding a disclosing third-party. Simply because specific items of Confidential Information fall within the purview of more general information in the public domain shall not operate to relieve Consultant of the duties of confidentiality imposed on it by this Agreement. The obligations of confidentiality shall survive for five years beyond the termination of this Agreement.

6.4

This Section shall be interpreted to augment Aerpio’s rights, and in no way to limit Consultant’s obligations of confidentiality, in the event of a conflict between or among this Agreement and the Restrictive Covenants Agreement.

7.	RETURN OF AERPIO DOCUMENTS AND PROPERTY

All Aerpio data and information, in written, recorded or physical form, whether or not it is Confidential Information, and all Aerpio property in Consultant’s custody or control shall be promptly returned to Aerpio upon the earlier of request of Aerpio or upon termination of this Agreement. Consultant’s failure to return Aerpio property or information as requested may result in Aerpio withholding payment for Services.

8.	TERM AND TERMINATION

8.1	Unless extended by a written agreement signed by both Parties, the term of this Agreement shall end on July 1, 2021, unless earlier terminated as provided herein.

8.2

Each Party shall have the right to terminate the Agreement at any time prior to its expiration for any reason upon five (5) days’ prior written notice to the other Party. In the event that Consultant receives a notice of termination from Aerpio, Consultant shall not perform any further Services prior to the Agreement’s termination unless otherwise requested by Aerpio.

8.3

Upon termination of this Agreement, Aerpio shall, consistent with Exhibit A, pay Consultant for any Services requested by the Company and rendered by Consultant prior to the date of termination, and neither Party shall have any further obligations under this Agreement except that any liability accrued prior to termination shall continue in full force and effect, including but not limited to the rights and obligations of the Parties under Sections 4, 6, 7 and 8.

9.	SEVERABILITY

Any provision of this Agreement which is determined to be invalid or unenforceable in whole or in part shall be deemed severable in such whole or part from this Agreement so that such invalidity or unenforceability shall not affect any other provision hereof. Any provision hereof deemed invalid or unenforceable because of duration or extent shall be interpreted to encompass the longest duration and broadest extent permitted by law.

10.	NON-WAIVER

The failure of either Party, at any time, to require performance by the other Party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. Nor shall the waiver by either Party of a breach of any provision of this Agreement be taken as a waiver of the provision itself or of subsequent breaches.

11.	NOTICES

Notices and other communications called for in accordance with this Agreement shall be in writing and shall be transmitted by express mail or express delivery service and shall be addressed to the Party at the address indicated below.

In the case of Aerpio, such communications shall be addressed to:

Aerpio Pharmaceuticals, Inc.

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Attention: President

In the case of Consultant, such communications shall be addressed to:

Consultant’s address on file with the Company

Any change in addresses or individuals for such notices or communications must be communicated between the Parties in writing. Notices may also be sent by email to the last email address of Consultant or the President of the Company, as the case may be, with confirmation of receipt.

12.	GOVERNING LAW

The Parties hereto agree that this Agreement, and the relationship between the Parties, shall be interpreted, construed, and enforced in accordance with and pursuant to the laws of the State of Ohio, without regard for its conflicts of laws principles. Consultant and Aerpio consent to the exclusive jurisdiction of the state and federal courts sitting in the County of Hamilton, State of Ohio. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND REPRESENTS THAT EACH PARTY HAS HAD THE OPPORTUNITY TO CONSULT COUNSEL SPECIFICALLY AS TO THIS WAIVER.

13.	PUBLICITY

Consultant shall not to use or refer to the name Aerpio in any public statements whether written, verbal, electronic or otherwise, without Aerpio’s prior written consent.

14.	EQUITABLE RELIEF

Consultant acknowledges and agrees that due to the unique nature of Aerpio’s business and Confidential Information, the breach of any of the provisions of this Agreement could cause Aerpio irreparable injury for which no adequate remedy at law exists. Accordingly, upon any such breach or any threatened breach, Aerpio shall be entitled to appropriate equitable relief, including, but not limited to, specific performance, restraining order, temporary injunction and/or permanent injunction, in addition to all other remedies it might have at law or in equity.

15.	NO ASSIGNMENT

Consultant shall have no right to assign or subcontract Consultant’s obligations under this Agreement to another person or entity without express written permission of Aerpio.

16.	ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement between the Parties and supersedes any and all other written or oral agreements between Consultant and Aerpio with respect to the subject matter of this Agreement, provided, however, and for the avoidance of doubt, that the Transitional Services and Separation Agreement (and any amendment(s) thereto), Restrictive Covenants Agreement and Equity Documents remain in full force and effect in accordance with their terms. This Agreement may be amended only by a written instrument signed by both Parties.

17.	COUNTERPARTS

This Agreement may be executed in more than one counterpart and signature pages may be exchanged by facsimile or email.

IN WITNESS WHEREOF, the Parties hereto, by their duly-authorized representatives, execute this Agreement to be effective as of the Effective Date.

AERPIO PHARMACEUTICALS, INC.		KEVIN G. PETERS, MD

By:	/s/Joseph Gardner	By:	/s/Kevin G. Peters

Name:	Joseph Gardner, Ph.D.	Name:	Kevin G. Peters, MD

Title:	President and Founder	Title:	Consultant

Date:	April 1, 2021	Date:	April 1, 2021

Phone: 513-985-1920 Fax: 513-985-0999 www.aerpio.com	Aerpio Pharmaceuticals, Inc. 9987 Carver Road, Suite 420 Cincinnati, OH 45242

EXHIBIT A

Consulting Agreement between Aerpio and Kevin G. Peters, MD effective April 1, 2021

Consultant will provide Services as may be requested by the Company from time to time, with a focus on the MTEC trial and related wind down Company activities.

Consulting Fees:

Consultant will be compensated on a per hour basis at the rate of $300.00 per hour.

Detail of time and activity is to be submitted monthly.

Payment will be made on a monthly basis within 15-days of receipt of invoice and detailed support.